UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 21, 2010 (June 15, 2010)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-538 (Commission File Number)	13-0435685 (IRS Employer Identification No.)
555 Madison Avenue New York, NY, USA (Address of principal executive offices)	10022 (Zip Code)
(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2010, Gadot Chemical Tankers and Terminals Ltd. (“Gadot”), a wholly owned subsidiary of Ampal-American Israel Corporation (the “Company”), entered into a stock purchase agreement (the “Agro SPA”) with Mr. Yosef A. Maiman, the Chairman, President and CEO of the Company, to purchase all of the issued share capital of Merhav Agro Ltd. (“Agro”) for a purchase price of NIS 108,000,000 (approximately $28 million), subject to certain working capital adjustments and adjustments for changes in Agro’s indebtedness between signing and closing. The Agro SPA contains customary representations, warranties and indemnifications by Gadot and Mr. Maiman.  The closing of the transaction is subject to customary closing conditions, including the regulatory approval of the Israeli Antitrust Commissioner (the “IAA”), and is expected to occur on July 1, 2010.  However, the IAA has informed Gadot that it does not require the parties to the transaction to file a merger notice for the approval of the IAA. Thus, it is no longer necessary to obtain the approval of the IAA for the closing.  Either Gadot or Mr. Maiman may terminate the Agro SPA if the transaction does not close by September 30, 2010, subject to certain limitations.  Gadot will finance the purchase through the Company’s credit facility with certain Israeli banks.

Agro (formerly known as “Milchan Bros. Ltd.”) is one of the leading suppliers of plant protection products, plant growth regulators and seeds in Israel, with over 50 years of experience. Agro serves as the Israeli representative of many multinational corporations, including Du Pont de Nemours, Bayer CropScience, Syngenta, Chemtura and others.
Gadot has identified the Israeli agriculture sector as a potential for growth and the business of Agro will be integrated with Gadot’s agro division.

Mr. Yosef A. Maiman is the Chairman, President and CEO of the Company and is a member of the Company’s controlling shareholder group.  In addition, Mr. Maiman is Chairman of the board of directors of Gadot.  A special committee composed solely of independent directors from the Company's Board of Directors approved the purchase of Agro from Mr. Maiman.  Houlihan Lokey Howard & Zukin Financial Advisors, Inc. acted as financial advisors to the special committee.

The foregoing description of the Agro SPA does not purport to be complete and is qualified in its entirety by reference to the actual agreement, which the Company intends to file as an exhibit to its next quarterly report.

A copy of the Company’s press release announcing the execution of the Agro SPA is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

In the press release, the Company disclosed total revenues and gross profit of Agro for 2009, which were prepared in accordance with generally accepted accounting principles (“GAAP”) in Israel. The total revenues and gross profit of Agro presented in the press release are “non-GAAP” financial measures, as defined in Regulation G promulgated by the SEC.  If such total revenues and gross profit financial measures were restated in accordance with US GAAP, they would not differ materially from what is presented in the press release.  Accordingly, management believes total revenues and gross profit of Agro for 2009 prepared in accordance with Israeli GAAP are meaningful indicators of its performance that provide useful information to investors regarding its financial condition and results of operations.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated June 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: June 21, 2010	By:	/s/ Yoram Firon
	Name:	Yoram Firon
	Title:	Vice President - Investments and
Corporate Affairs

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated June 16, 2010.